As filed with the Securities and Exchange Commission on September 21, 2021.

Registration No. 333-257987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THORNE HEALTHTECH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	27-2877253
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

152 W. 57th Street

New York, New York 10019

(929) 251-6321

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Paul Jacobson

Chief Executive Officer

Thorne HealthTech Inc.

152 W. 57th Street

New York, New York 10019

(929) 251-6321

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip H. Oettinger Jesse F. Schumaker Jeffrey E. Nagashima Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Stelios G. Saffos Alison A. Haggerty Scott W. Westhoff Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company.” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Shares(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock $0.01 par value	10,350,000	$15.00	$155,250,000	$16,937.78

(1)	Includes 1,350,000 additional shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The entire amount of this registration fee was previously paid by the Registrant in connection with the prior filing of its Registration Statement on Form S-1 on July 16, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 (Amendment No. 5) to the Registration Statement on Form S-1 (File No. 333-257987) of Thorne HealthTech, Inc. (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 5. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the Securities and Exchange Commission (SEC), registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA), filing fee and the Nasdaq listing fee.

Amount Paid or to Be Paid
SEC registration fee	$16,938
FINRA filing fee	16,025
Nasdaq listing fee	150,000
Printing and engraving expenses	175,000
Legal fees and expenses	2,200,000
Accounting fees and expenses	1,250,000
Transfer agent and registrar fees	11,600
Miscellaneous expenses	1,500,000

Total	$5,319,563

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant to be in effect upon the completion of this offering provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant to be in effect upon the completion of this offering require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation to be in effect upon the completion of this offering provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and executive officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or executive officers.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The underwriting agreement between the registrant and the underwriters filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement. The investors’ rights agreement with certain holders of our capital stock also provides for cross-indemnification in connection with the registration of the registrant’s common stock on behalf of such holders.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(1)

On July 5, 2018, we sold and issued 13,505,750 shares of series E convertible preferred stock to Mitsui & Co. Ltd. (Mitsui), and 13,505,750 shares of series E convertible preferred stock to Kirin Holdings Company, Limited (Kirin), at a purchase price of $5.12 per share for an aggregate purchase price of approximately $138.4 million.

(2)

On October 10, 2018, we issued a warrant for the purchase of 2,225,000 shares of common stock to Mitsui and a warrant for the purchase of 2,225,000 shares of common stock to Kirin with an exercise price of $5.12 per share.

(3)

On October 10, 2018, we issued 2,342,035 shares of common stock to ELUS Holdings Corporation as a dividend on our Series B convertible preferred stock. The aggregate value of the share dividend was a total of $11,999,798.

(4)

On January 6, 2021, we issued 6,179,270 shares of class B common stock to the stockholders of Onegevity LLC in exchange for their shares in Onegevity LLC as part of our merger with Onegevity. The aggregate value of the exchanged shares was $69,013,420.

(5)

From January 2018 through September 13, 2021, we granted stock options to purchase an aggregate of 5,117,500 shares of common stock upon the exercise of options under our 2010 Plan at an exercise price of $5.12, for an aggregate exercise price of approximately $26.2 million.

(6)

On July 29, 2021, we issued 875,760 restricted stock units (RSUs) to certain officers of the Company. The aggregate fair market of these RSUs was determined by the Board of Directors to be approximately $12.2 million.

The offers, sales and issuances of the securities described in Items 15(1), 15(2) and 15(3) and 15(4) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.

The offers, sales and issuances of the securities described in Items 15(4) and 15(5) were exempt from registration under the Securities Act under either (1) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (2) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of such securities were the registrant’s employees, consultants or directors and received the securities under our 2010 Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibit and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit number	Description

1.1*	Form of Underwriting Agreement.

3.1*	Sixth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2*	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.

3.4*	Bylaws of the Registrant, as currently in effect.

3.5*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.

4.1	Fourth Amended and Restated Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated July 5, 2018.

4.2*	Fourth Amended and Restated Stockholders Agreement by and among the Registrant and certain of its stockholders, dated July 5, 2018.

4.3*	Specimen common stock certificate of the Registrant.

4.4	Amended and Restated Common Stock Purchase Warrant issued to Kirin Holdings Company, Limited, dated as of July 15, 2020.

4.5	Amended and Restated Common Stock Purchase Warrant issued to Mitsui & Co., Ltd, dated as of July 15, 2020.

4.6	Amended and Restated Common Stock Purchase Warrant issued to Diversified Natural Products, Inc., dated as of May 10, 2011.

4.7	Amended and Restated Common Stock Purchase Warrant issued to ELUS Holdings Corporation, dated as of May 10, 2011.

4.8	Amendment to Warrant to Purchase Common Stock, between the Registrant and Diversified Natural Products, Inc., effective May 2, 2019.

4.9	Amendment to Warrant to Purchase Common Stock, between the Registrant and ELUS Holdings Corporation, effective May 2, 2019.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2+*	2010 Equity Incentive Plan, as amended, and forms of agreement thereunder.

10.3+*	Restated 2020 Onegevity Equity Plan, and forms of agreement thereunder.

10.4+*	2021 Equity Incentive Plan and forms of agreements thereunder, to be in effect upon the completion of this offering.

10.5+*	2021 Employee Stock Purchase Plan and forms of agreements thereunder, to be in effect upon the completion of this offering.

10.6(a)+*	Form of Confirmatory Employment Letter with Paul F. Jacobson.

Exhibit number	Description

10.6(b)+*	Form of Confirmatory Employment Letter with William C. McCamy.

10.6(c)+*	Form of Confirmatory Employment Letter with Thomas P. McKenna.

10.7+*	Employee Incentive Compensation Plan.

10.8(a)+*	Form of Change in Control and Severance Agreement with Paul F. Jacobson.

10.8(b)+*	Form of Change in Control and Severance Agreement with William C. McCamy.

10.8(c)+*	Form of Change in Control and Severance Agreement with Thomas P. McKenna.

10.9+*	Outside Director Compensation Policy.

10.10#*	Lease Agreement between the Registrant and Summerville Owner LLC, dated September 16, 2019, as amended.

10.11*	Agreement of Lease between the Registrant and Carnegie Hall Tower II L.L.C, dated March 14, 2013, as amended.

10.12*	Multi-Tenant Industrial Triple Net Lease between the Registrant and Icon Owner Pool 1 SF Non-Business Parks, LLC, dated October 25, 2019.

10.13#*	Vendor Agreement between the Registrant and BioTE Medical, LLC, dated December 1, 2020.

10.14*	Uncommitted and Revolving Credit Line Agreement between the Registrant and Sumitomo Mitsui Banking Corporation, dated February 12, 2021.

10.15*	Fee Letter between the Registrant and Mitsui & Co., Ltd., dated February 12, 2021.

10.16*	Fee Letter between the Registrant and Kirin Holdings Company, Limited, dated February 12, 2021.

10.17*	Uncommitted and Revolving Credit Line Agreement between the Registrant and Sumitomo Mitsui Banking Corporation, dated February 14, 2020.

10.18*	Fee Letter between the Registrant and Mitsui & Co., Ltd., dated February 14, 2020.

10.19*	Fee Letter between the Registrant and Kirin Holdings Company, Limited, dated February 14, 2020.

10.20*	Reimbursement Agreement between the Registrant and Sumitomo Mitsui Banking Corporation, dated November 30, 2018.

10.21*	Fee Letter between the Registrant and Kirin Holdings Company, Limited, dated November 30, 2018.

10.22*	Fee Letter between the Registrant and Mitsui & Co., Ltd., dated November 30, 2018.

10.23*	Unconditional Guaranty between the Registrant and Truist Bank, dated June 2, 2020.

10.24#*	Authorized Reseller Agreement between the Registrant and Pattern Inc., dated November 25, 2019, as amended.

10.25#*	First Amended and Restated Distribution Agreement between the Registrant and Emerson Ecologics, LLC, dated August 31, 2020, as amended.

10.26*	Form of Nominating, Observer, and Secondment Agreement between the Registrant, Kirin Holdings Company, Limited, and Mitsui & Co., Ltd.

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

Exhibit number	Description

24.1*	Power of Attorney (see page II-8 to this Form S-1).

99.1*	Consent of Sarah M. Kauss

99.2*	Consent of Saloni S. Varma

*	Previously filed.
+	Indicated management contract or compensatory plan.
#

Portions of the exhibit have been omitted as the Registrant has determined (i) the omitted information is not materials; and (ii) the Registrant customarily and actually treats the omitted information as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 21, 2021.

THORNE HEALTHTECH, INC.

By:	/s/ Paul F. Jacobson
Paul F. Jacobson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul F. Jacobson Paul F. Jacobson	President, Chief Executive Officer and Director (Principal Executive Officer)	September 21, 2021

/s/ Scott S. Wheeler Scott S. Wheeler	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2021

* Thomas P. McKenna	Chief Operating Officer and Director	September 21, 2021

* Riccardo C. Braglia	Director	September 21, 2021

* Yasuhiro Oki	Director	September 21, 2021

* Toru Yoshimura	Director	September 21, 2021

* Toshitaka Inuzuka	Director	September 21, 2021

* Tetsu Watanabe	Director	September 21, 2021

*By:	/s/ Paul F. Jacobson
Paul F. Jacobson
Attorney-in-Fact